UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2024

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26600 Telegraph Road, Suite 400 Southfield, Michigan	48033
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 352-7300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	SUP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2024, C. Timothy Trenary, 68, Executive Vice President, Chief Financial Officer of Superior Industries International, Inc. (the “Company” or “Superior”), notified the Company of his intent to retire from his position at Superior effective September 30, 2024. Mr. Trenary’s retirement is due to personal reasons, and his retirement was not the result of any disagreement relating to the Company’s operations, policies or practices or dispute with the Company. The Company thanks Mr. Trenary for his commitment and service to Superior.

Mr. Trenary entered into a consulting agreement with Superior, effective as of his retirement date (the “Consulting Agreement”), in order to ensure the seamless transition of his responsibilities. The Consulting Agreement has a term of nine months, which may be extended upon mutual consent, and provides for Mr. Trenary to receive compensation of $40,000 per month, plus an additional amount for the cost of continued medical coverage pursuant to COBRA for up to nine months. Mr. Trenary will also be entitled to coverage of reasonable expenses that he incurs under the Consulting Agreement, including travel expenses in accordance with the Company’s policy.

The Consulting Agreement contains customary protections regarding confidentiality, intellectual property, and a non-compete and non-solicitation restriction that runs during the term of the Consulting Agreement and for 12 months thereafter. The Consulting Agreement may be terminated by either party upon thirty days prior written notice.

A copy of the Consulting Agreement is attached hereto as Exhibit 10.1. The description of the Consulting Agreement set forth above is qualified in its entirety by reference to Exhibit 10.1.

Mr. Trenary’s retirement benefits will otherwise consist of those benefits provided for under the standard terms and conditions of the plans in which he participates. No additional compensation or equity has been awarded to Mr. Trenary in connection with his retirement.

Dan Lee, Superior’s Vice President of Finance and CFO Europe, has been appointed to serve as the Company’s Senior Vice President, Chief Financial Officer beginning on October 1, 2024.

Mr. Lee, 54, was previously the Company’s Vice President of Finance and CFO Europe, a position he held since July 2023. He also served as the Company’s Interim Corporate Controller from January through June 2024. Prior to joining Superior, Mr. Lee served as Vice President, Finance Performance Solutions of Tenneco, Inc., a global automotive components original equipment manufacturer and distributor to the aftermarket, from October 2019 to June 2023. He was previously the Senior Vice President, Finance Less-than-Truckload of XPO, Inc., a global provider of freight transportation services, from July 2018 to September 2019. Prior to that, Mr. Lee was the Vice President, Global Finance, Aftermarket, and Vice President, Finance, Aptiv Electrical Distribution Systems, North America of Aptiv PLC, a global technology and mobility architecture company primarily serving the automotive sector, from October 2015 to May 2017 and May 2017 to June 2018, respectively. In addition, he has previously served in various executive positions with both public and private companies. Mr. Lee holds a Bachelor of Science degree in Accounting from Northern Illinois University and a Master of Business Administration degree from the University of Tennessee, Knoxville. In addition, he is a certified public accountant (inactive).

There are no transactions since the beginning of the Company’s last fiscal year in which the Company is a participant and in which Mr. Lee or any members of his immediate family have any interests that are required to be reported under Item 404(a) of Regulation S-K. No family relationships exist between Mr. Lee and any of Superior’s directors or executive officers. The appointment of Mr. Lee was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of Superior acting in his or her official capacity.

Mr. Lee will receive an annual base salary of $500,000. He may receive annual bonuses based on the attainment of performance goals, determined by the Company’s independent Human Capital and Compensation Committee, with a target amount of 65% of annual base salary. Mr. Lee will also be eligible to receive a long-term cash performance bonus with a target amount of 90% of his base salary. He is entitled to participate in all benefit plans generally made available to executive officers of the Company.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	Consulting Agreement between Superior Industries International, Inc. and C. Timothy Trenary.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Registrant)

Date: August 30, 2024	/s/ David M. Sherbin
David M. Sherbin
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer